Filed pursuant to Rule 424(b)(3)
                                                    Registration No. 333-08979

Prospectus Supplement
To Prospectus Dated July 26, 1996

SBC LOGO                  SBC Communications Inc.

To All SBC Dividend Reinvestment Plan (DRP) Participants:

To continue to make SBC's DRP as convenient and efficient as possible, SBC has made a few simple improvements. No action is required by current DRP participants.

Sale of Shares
You may call the Bank of New York, the Plan Administrator, and ask the Bank to sell all or part of the shares that you hold in the DRP. Beginning November 24, 1997, the Bank will sell shares on a daily basis, where practicable. Generally, for requests received by noon Eastern Time, sales will be made on the business day following the receipt of your sales request. The sales price of your shares will be the average price of all shares sold by the Bank for the plan participants and for holders of Direct Registration shares. (see reverse)

Participants who wish to sell their DRP shares can do so by using the toll free telephone interactive voice response system. You may also mail in a Transaction Request Form to request a sale of your Plan Shares. Interested participants should call The Bank of New York at 1-800-351-7221 to set up a Personal Identification Number (PIN) that will allow accurate, confidential transactions over the telephone.

(reverse of supplement)

Direct Registration Shares
Also, beginning November 24, 1997, shareholders who hold stock in SBC through Direct Registration can sell their shares through the Bank on the same terms as DRP participants. Of course, you can always use a broker to sell shares held through Direct Registration.

When you hold shares through Direct Registration, your ownership is recorded on the books of the company. Direct Registration shareholders receive a statement of their holdings instead of a stock certificate. Direct Registration shareholders have the same rights as shareholders holding certificates.

Please call The Bank of New York at 1-800-351-7221 if you have any questions about Direct Registration or your account.

The Plan Administrator may use BNY Brokerage, Inc., for trading activity under the Plan.

November 14, 1997